Exhibit 4.3

YAMANA GOLD INC.

RESTRICTED SHARE UNIT PLAN

EFFECTIVE MAY 14, 2008

ARTICLE ONE

DEFINITIONS AND INTERPRETATION

Section 1.01          Definitions:  For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

A.                                 “Act” means the Canada Business Corporations Act, or its successor, as amended, from time to time;

B.                                   “Affiliate” means any corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time;

C.                                   “Associate” where used to indicate a relationship with any person or company, is as defined in the Securities Act (Ontario), as may be amended from time to time;

E.                                    “Board” means the Board of Directors of the Corporation;

E.                                    “Change of Control” means the occurrence of any one or more of the following events:

(i)                                     a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)                                  the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Affiliates which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Affiliates on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliate in the course of a reorganization of the assets of the Corporation and its Affiliates;

(iii)                               a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)                              any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)                                 as a result of or in connection with: (A) a contested election of directors, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(vi)                              the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;

F.                                    “Committee” means the Board or, if the Board so determines in accordance with Section 2.03 of the Plan, the committee of the Board authorized to administer the Plan which includes any compensation committee of the Board;

G.                                   “Corporation” means Yamana Gold Inc., a corporation existing under the Act, and includes any successor corporation thereof;

H.                                  “Eligible Contractors” means individuals, other than Eligible Employees that: (i) are engaged to provide on a bona fide basis consulting, technical, management or other services to the Corporation or any Affiliates under a written contract between the Corporation or the Affiliate and the individual or a company which the individual consultant is an employee; (ii) in the reasonable opinion of the Corporation, spend or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Affiliate; and (iii) are non-resident of Canada for purposes of the Income Tax Act (Canada) and do not provide any services in Canada;

I.                                       “Eligible Employees” means the full-time employees of the Corporation or any Affiliate including officers of the Corporation or any Affiliate;

I.                                       “Grant Date” means the date that the Restricted Share Unit is granted to a Participant under the Plan, as evidenced by the Restricted Share Unit Grant Letter, and refers also to the date that the Restricted Share Unit is credited to the Participant which must always be in the same calendar year;

J.                                      “Insider” means: (i) an insider as defined in the Securities Act (Ontario), as may be amended from time to time, other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

K.                                   “Market Value” means the greater of either: (a) the weighted average trading price; or (b) the average of daily high and low board lot trading prices of the Common Shares on the TSX for the five (5) consecutive trading days immediately prior to the date as of which Market Value is determined.  If the Common Shares are not trading on the TSX, then the Market Value shall be determined based on the trading price on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Committee. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion;

L.                                    “Participant” means each Eligible Employee and Eligible Contractor to whom Restricted Share Units are granted hereunder;

M.                               “Plan” means the Corporation’s Restricted Share Unit Plan, as same may be amended from time to time;

N.                                  “Resignation” means the cessation of employment of the Participant with the Corporation or an Affiliate as a result of resignation;

O.                                  “Restricted Period” means any period of time that a Restricted Share Unit is not exercisable and the Participant holding such Restricted Share Unit remains ineligible to receive Restricted Shares or cash, determined by the Committee in its absolute discretion, however, such period of time may be reduced or eliminated from time to time and at any time and for any reason as determined by the Committee, including but not limited to circumstances involving death or disability of a Participant;

P.                                    “Restricted Share Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant, representing the right to receive on the Participant’s Entitlement Date (a) fully paid Shares, as determined by the Committee, equal to the Market Value of a Share calculated at the date of such payment or, (b) at the option of the Corporation, a cash payment of equivalent value, in accordance with Sections 3.05 and 3.06;

Q.                                  “Restricted Share Unit Award” means an award of Restricted Share Units under the Plan to a Participant;

R.                                   “Restricted Shares” means the Shares issuable upon either (i) the expiry of an applicable Restricted Period, or (ii) the grant of Restricted Share Units if they are granted without any applicable Restricted Period;

S.                                    “Retirement” means the Participant ceasing to be an Eligible Employee after attaining a stipulated age in accordance with the normal retirement policy or earlier with the Corporation’s consent;

T.                                   “Retirement Date” means the date on which a Participant ceases to be an Eligible Employee due to the Retirement of the Participant;

U.                                  “Shares” means the common shares in the capital of the Corporation, as adjusted in accordance with the provisions of Article Five of this Plan;

V.                                   “Termination” means: (i) in the case of an Eligible Employee, the termination of the employment of the Eligible Employee with or without cause by the Corporation or an Affiliate or the cessation of employment of the Eligible Employee with the Corporation or an Affiliate, other than the Retirement, of the Eligible Employee; and (ii) in the case of an Eligible Contractor, the termination of the services of the Eligible Contractor by the Corporation or any Affiliate;

W.                              “Trustee” means the trustee appointed from time to time by the Board under the Plan; and

X.                                  “TSX” means the Toronto Stock Exchange.

Section 1.02          Headings:  The headings of all articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.03          Context, Construction:  Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

Section 1.04          References to this Restricted Share Unit Plan:  The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

Section 1.05          Canadian Funds:  Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

ARTICLE TWO

PURPOSE AND ADMINISTRATION OF THE RESTRICTED SHARE UNIT PLAN

Section 2.01          Purpose of the Restricted Share Unit Plan:  The Plan provides for the payment of bonuses in the form of the acquisition of Shares or, at the option of the Corporation, cash by Participants for the purpose of advancing the interests of the Corporation and its Affiliates through the motivation, attraction and retention of Eligible Employees and Eligible Contractors and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Shares by Eligible Employees and Eligible Contractors, it being generally recognized that restricted share plans aid in attracting, retaining and encouraging employees due to the opportunity offered to them to acquire a proprietary interest in the Corporation.  It is intended that the Plan not be treated as a “salary deferral arrangement” as defined by the Income Tax Act (Canada) by reason of paragraph (k) thereof.

Section 2.02          Administration of the Restricted Share Unit Plan:  The Plan shall be administered by the Committee and the Committee shall have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation.  No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith.  The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan.  All costs incurred in connection with the Plan shall be for the account of the Corporation.

Section 2.03          Delegation to Committee:  All of the powers exercisable hereunder by the directors of the Corporation may, to the extent permitted by applicable law and as determined by resolution of the directors of the Corporation, be exercised by a committee of the Board comprised of not less than three (3) directors of the Corporation, including any compensation committee of the Board.

Section 2.04          Role of the Trustee:  In the alternative to issuing Shares from treasury, the Board may pay funds to the Trustee.  The Trustee shall use the funds received to purchase Shares in the market.  Subject to Section 3.05, the Trustee shall purchase the Shares as soon as practicable following receipt of the funds from the Board. Shares purchased in the market will be registered in the name of the Trustee.  The Trustee shall forward to each Participant confirmation that the Shares have vested in the Participant and that the Shares have been transferred to the Participant.

Section 2.05          Record Keeping:  The Corporation shall maintain a register in which shall be recorded:

(a)                                the name and address of each Participant;

(b)                               the number of Restricted Share Units granted to each Participant; and

(c)                                the number of Restricted Shares issued to each Participant.

Section 2.06          Determination of Participants and Participation:  The Committee shall from time to time determine the Participants who may participate in the Plan.  The Committee shall from time to time determine the Participants to whom Restricted Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Committee deems appropriate and relevant.

Section 2.07          Maximum Number of Shares:

(a)                                The aggregate maximum number of Shares available for issuance from treasury under this Plan, subject to adjustment pursuant to Section 5.06, shall not exceed 19,800,000 Shares.  Any Shares subject to a Restricted Share Unit which has been granted under the Plan and which has been cancelled or terminated in accordance with the terms of the Plan without the applicable Restricted Period having expired will again be available under the Plan.

(b)                               The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding.  The maximum number of Shares issued to Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangements of the Corporation is 10% of the total number of Shares then outstanding.  For purposes of this Section 2.07, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Restricted Share Unit.

ARTICLE THREE

RESTRICTED SHARE UNITS

Section 3.01          Restricted Share Unit Plan:  The Plan is hereby established for Eligible Employees Eligible Contractors.

Section 3.02           Grant of Restricted Share Units:  A Restricted Share Unit Award granted to a particular Participant in a calendar year will be a bonus for services rendered by the Participant to the Corporation or an Affiliate, as the case may be, in the Corporation’s or Affiliate’s fiscal year ending in such year, as determined in the sole and absolute discretion of the Committee. The number of Restricted Share Units awarded will be credited to the Participant’s account, effective as of the Grant Date.

Section 3.03           Payment of Dividends:  Subject to the absolute discretion of the Committee, the Committee may elect to credit each Participant with additional Restricted Share Units.  In such case, the number of additional Restricted Share Units will be equal to the aggregate amount of dividends that would have been paid to the Participant if the Restricted Share Units in the Participant’s account had been Shares divided by the Market Value of a Share on the date on which dividends were paid by the Corporation.

The additional Restricted Shares Units will vest on the Participant’s Entitlement Date, as defined in Section 3.04, of the particular Restricted Share Unit Award to which the additional Restricted Share Units relate.

Section 3.04           Vesting:  A Restricted Share Unit Award granted to a Participant for services rendered will entitle the Participant, subject to the Participant’s satisfaction of any conditions, restrictions or limitations imposed under the Plan or Restricted Share Unit Grant Letter, to receive a payment in fully paid Shares or, at the option of the Corporation, in cash on the date when the Restricted Share Unit Award is fully vested (the “Participant’s Entitlement Date”), which shall be after the expiry of the Restricted Period, but no later than December 31 of the third calendar year following the calendar year in which the Grant Date occurred in respect of the corresponding Restricted Share Unit Award (the “Vesting Date”).

Subject to the foregoing, in the event of:

(i)            the death of the Participant, all unvested Restricted Share Units credited to the Participant will vest on the date of the Participant’s death.  The Shares represented by the Restricted Share Units held by the Participant shall be issued, or cash will be paid, as determined by the Committee, to the Participant’s estate immediately;

(ii)           the total disability of the Participant, all unvested Restricted Share Units credited to the Participant will vest within 60 days following the date in which the Participant is determined to be totally disabled, and the Shares represented by Restricted Share Units held by the Participant shall be issued, or cash will be paid, as determined by the Committee, to the Participant immediately; and

(iii)          the termination without cause of a Participant, all unvested Restricted Share Units credited to the Participant shall vest on the date of Termination, and the Shares represented by Restricted Share Units held by the Participant shall be issued, or cash will be paid, as determined by the Committee, to the Participant immediately.

For greater certainty, all amounts payable to, or in respect of a Participant, on the redemption of the Restricted Share Units shall be paid to the Participant, or the Participant’s estate, on or before the Vesting Date.

Section 3.05:          Redemption - Fully Paid Shares to the Participant:  Subject to Sections 3.06 and 4.01, the Corporation will satisfy its payment obligation, net of any applicable taxes and other source deductions required to be withheld by the Corporation, on the redemption of the Restricted Share Units, with the issue of fully paid Shares from treasury or by having the Trustee acquire Shares in the open market on behalf of the Participant, in the event that the Corporation elects not to issue Shares from treasury.  In the case of Shares to be acquired in the open market, on the Participant’s Entitlement Date, the Corporation shall notify the Trustee of the number of Shares of the Corporation to be purchased by the Trustee on the Participant’s behalf and the Trustee will purchase such Shares as soon as practical thereafter. The Trustee will deliver such Shares to the Participant, as applicable. The Trustee shall have transferred to the Participant full legal title and beneficial ownership of the Shares, prior to the Vesting Date in accordance with Section 3.04.

Section 3.06:          Redemption – Cash Payment to the Participant:  In the event that the Corporation elects to satisfy its payment obligation in cash, on the Participant’s Entitlement Date, the Restricted Share Units shall be redeemed and paid by the Corporation to the Participant subject to Section 4.01.  The Market Value of the vested Restricted Share Units so redeemed shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Corporation, be paid in cash in accordance with Section 3.04.

Section 3.07:          Option Adjustment:  For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to a Participant to compensate the Participant for any downward fluctuations in the price of a Share nor will any other form of benefit be conferred upon, or in respect of, a Participant for such a purpose.

The Corporation will not contribute any amounts to a third party or otherwise set aside any amounts to fund the benefits that will be provided under the Plan.

Section 3.08:         Restricted Share Unit Grant Letter:  Each grant of a Restricted Share Unit under the Plan shall be evidenced by a Restricted Share Unit Grant Letter to the Participant from the Corporation.  Such Restricted Share Unit Grant Letter shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Restricted Share Unit Grant Letter.  The provisions of the various Restricted Share Unit Grant Letters issued under the Plan need not be identical.

Section 3.09          Restricted Period:  Concurrent with the determination to grant Restricted Share Units to a Participant, the Committee shall determine the Restricted Period applicable to such Restricted Share Units.

Section 3.10          Eligible Employee Criteria:  The Committee shall establish criteria for the grant of Restricted Share Units to Eligible Employees and Eligible Contractors.

Section 3.11          Resignation or Termination with Cause during the Restricted Period:  If the employment of the Participant is terminated, for any reason other than death or disability or termination without cause, including but not limited to voluntary termination of employment (other than for Retirement) or termination for cause, then, except as provided for in the Restricted Share Unit Grant Letter or as determined by the Committee, all Restricted Share Units will be forfeited by the Participant, and be of no further force and effect, as of the date of Termination.

Section 3.12          Change of Control:  If there is a Change of Control, all Restricted Share Units outstanding shall immediately vest on the date of such Change of Control notwithstanding the Restricted Period.  In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Corporation with respect to the consideration that the Participants would be entitled to receive for their Shares.

Section 3.14          Election - Sale of Shares by Trustee:  In the event that the Corporation satisfies its payment obligation in Shares, a Participant may direct to have the Trustee, if any such Trustee has been appointed by the Board, sell such Shares on behalf of the Participant. In the absence of an election being made, the Participant shall be deemed to have elected to receive the Shares directly.

Section 3.15          Necessary Approvals:  The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation and acceptance by the TSX or any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation.

ARTICLE FOUR

WITHHOLDING TAXES

Section 4.01          Withholding Taxes:  The Corporation or its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or its Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any payment or delivery of Shares made under this Plan including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Shares to be issued under the Plan, until such time as the Participant has paid the Corporation or its Affiliates for any amount which the Corporation and its Affiliates are required to withhold with respect to such taxes.  For greater certainty, immediately upon delivery of any Shares, the Corporation shall have the right to require that a Participant sell a given number of Shares sufficient to cover any applicable withholding taxes and any other source deductions to be withheld by the Corporation in connection with payments made in satisfaction of the Participant’s vested Restricted Share Units.

ARTICLE FIVE

GENERAL

Section 5.01          Effective Time of Restricted Share Unit Plan:  The Plan shall be effective on May 14, 2008, shareholder approval having been received at the Corporation’s annual and special meeting held on May 14, 2008.  The Plan shall remain in effect until it is terminated by the Board.

Section 5.02          Amendment of Restricted Share Unit Plan:  The Board or the Committee, as the case may be, may discontinue the Plan at any time without first obtaining shareholder approval, provided that, without the consent of a Participant, such discontinuance may not in any manner adversely affect the Participant’s rights under any Restricted Share Unit granted under the Plan.

The Board or the Committee may, subject to receipt of requisite regulatory and shareholder approval, make the following amendments to the Plan:

(a)           amend the number of securities under the Plan;

(b)           change the definition of “Participant” under the Plan which would have the potential of narrowing, broadening or increasing insider participation;

(c)           make amendments that may lead to significant or unreasonable dilution to the Corporation’s outstanding securities, or that may provide additional benefits to Participants at the expense of the Corporation or its shareholders; or

(d)           make amendments to Section 5.03 of the Plan that would permit Restricted Share Units, or any other right or interest of a Participant under the Plan, to be assigned or transferred, other than for normal estate settlement purposes.

The Board or the Committee may, subject to receipt of requisite regulatory approval, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated above, including, without limitation:

(a)           amendments of a housekeeping nature;

(b)           the addition or a change to the vesting provisions of a Restricted Share Unit or the Plan;

(c)           a change to the termination provisions of a Restricted Share Unit or the Plan;

(d)           amendments to reflect changes to applicable securities laws; and

(e)           amendments to ensure that the Restricted Share Units granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant to whom a Restricted Share Unit has been granted may from time to time be resident or a citizen.

Any amendment of this Plan shall be such that this Plan will not be considered a “salary deferral arrangement” as defined in subsection 248(1) of Income Tax Act (Canada) or any successor provision thereto, by reason of the Plan continuously meeting the requirements under the exception in paragraph (k) of that definition.

Section 5.03          Non-Assignable:  Except pursuant to a will or by the laws of descent and distribution, no Restricted Share Unit and no other right or interest of a Participant is assignable or transferable.

Section 5.04          Rights as a Shareholder:  No holder of any Restricted Share Units shall have any rights as a shareholder of the Corporation prior to the end of the applicable Restricted Period.  Subject to Sections 3.08 and 5.06, no holder of any Restricted Share Units shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for shareholders of the Corporation for which the record date is prior to the date of expiry of the Restricted Period applicable to any Restricted Share Unit.

Section 5.05          No Contract of Employment:  Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or its Affiliates nor interfere or be deemed to interfere in any way with any right of the Corporation or its Affiliates to discharge any Participant at any time for any reason whatsoever, with or without cause.  Participation in the Plan by a Participant shall be voluntary.

Section 5.06          Adjustment in Number of Shares Subject to the Restricted Share Unit Plan:  In the event there is any change in the Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Committee in:

(a)                                the number of Shares available under the Plan; and

(b)                               the number of Shares subject to any Restricted Share Units.

If the foregoing adjustment shall result in a fractional Share, the fraction shall be disregarded.  All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

Section 5.07          Securities Exchange Take-over Bid:  In the event that the Corporation becomes the subject of a take-over bid (within the meaning of the Securities Act (Ontario)) pursuant to which 100% of the issued and outstanding Shares are acquired by the offeror either directly or as a result of the compulsory acquisition provisions of the incorporating statute and where consideration is paid in whole or in part in equity securities of the Offeror, the Committee may send notice to all holders of Restricted Share Units requiring them to surrender their Restricted Share Units within 10 days of the mailing of such notice, and the holders of Restricted Share Units shall be deemed to have surrendered such Restricted Share Units on the tenth (10th) day after the mailing of such notice without further formality, provided that:

(a)                                the offeror delivers with such notice an irrevocable and unconditional offer to grant replacement restricted share rights to the holders of Restricted Share Units on the equity securities offered as consideration;

(b)                               the Committee has determined, in good faith, that such replacement restricted share rights have substantially the same economic value as the Restricted Share Units being surrendered; and

(c)                                the surrender of Restricted Share Units and the granting of replacement restricted share rights can be effected on a tax deferred basis under the Income Tax Act (Canada).

Section 5.08          No Representation or Warranty:  The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

Section 5.09          Compliance with Applicable Law:  If any provision of the Plan or any Restricted Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

Section 5.10          Interpretation:  This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.